EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Redpoint Bio Names Joseph A. Mollica, Ph.D. Chairman of the Board

Ewing, New Jersey, December 20, 2007 – Redpoint Bio Corporation (OTCBB: RPBC), a company developing ingredients to improve the taste of pharmaceutical, food and beverage products, today announced that Joseph A. Mollica, Ph.D., has been appointed Chairman of the Board of Directors.  Robert Chefitz, who had been Chairman of the Board, will continue to serve as a director.

Dr. Mollica has served as Chairman of the Board of Pharmacopeia Drug Discovery, Inc. since April 2004 and as a member of the Board of Directors of Pharmacopeia since April 2002. Dr. Mollica also served as the President and Chief Executive Officer of Pharmacopeia from April 2002 to August 2004 and Chairman of the Board of Directors and Chief Executive Officer of Accelrys, Inc., the former parent of Pharmacopeia, from February 1994 to April 2004.  From 1987 to December 1993, Dr. Mollica was employed initially by the DuPont Company and then by The DuPont Merck Pharmaceutical Company, most recently as President and Chief Executive Officer. From 1966 to 1986, he served in a variety of positions of increasing responsibility with Ciba-Geigy, rising to Senior Vice President of Ciba-Geigy’s Pharmaceutical Division.

Dr. Mollica is also a Director of Neurocrine BioSciences, Inc. and Cytogen Corporation. In 1999, Dr. Mollica was inducted into the New Jersey High-Tech Hall of Fame in the high-tech business category.  He holds Masters of Science and Ph.D. degrees in Pharmaceutical and Physical Chemistry from the University of Wisconsin and a B.S. degree and ScD, h.c. from The University of Rhode Island.

Commenting on today’s news, Ray Salemme, Ph.D., Chief Executive Officer of Redpoint Bio, stated, “Dr. Mollica has contributed significantly as a member of our Development Advisory Board since 2006 and prior to that, as a member of our Board of Directors. We are honored to now welcome him as Chairman. His deep operational and management expertise will be invaluable as Redpoint Bio continues its research and development and partnership activities with food, beverage and pharmaceutical companies.”

Mr. Chefitz added, “I am equally delighted to welcome Dr. Mollica and to have him succeed me in the position of Chairman of the Board. We look forward to his stewardship and to his continued contributions to Redpoint as we move ahead with the attainment of our strategic goals.”

About Redpoint Bio Corporation

Redpoint Bio is leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste modulators for the food, beverage and pharmaceutical industries. Redpoint Bio’s food and beverage program is focused on identifying novel flavors that improve the tastes of existing ingredients and enable the development of better-tasting foods and beverages. The pharmaceutical program uses a biochemical approach aimed at suppressing the bitterness of medicines, which has the potential to expand the range of formulation options and increase patient compliance. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to among other factors, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

CONTACT AT:

Redpoint Bio:	Rx Communications Group (for Redpoint Bio):
Scott Horvitz	Melody Carey (investors): (917) 322-2571
Chief Financial Officer	Paula Schwartz (investors): (917) 322-2216
(609) 637-9700, ext. 207	Eric Goldman (media): (917) 322-2563
shorvitz@redpointbio.com

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